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                                                                       EXHIBIT 5

                             KELEHER & McLEOD, P.A.
                                    PO BOX AA
                              ALBUQUERQUE, NM 87103

                                    June 12, 2003

PNM Resources, Inc.
Alvarado Square
Albuquerque, New Mexico 87158

Ladies and Gentlemen:

         We are acting as counsel for PNM Resources, Inc., a New Mexico corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") on or about the date hereof of the registration statement on Form S-3 (the "Registration Statement") to register under the Securities Act of 1933, as amended (the "Act"), 1,121,495 shares of common stock, no par value of the Company (the "Shares"). All of the Shares to be registered pursuant to the Registration Statement were issued by the Company to the PNM Resources, Inc. Employees' Retirement Plan Trust and are being offered by the selling stockholders named in the Registration Statement.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by your officers and representatives, and other documents as we have deemed necessary or advisable for the purposes of rendering the opinions set forth herein, including (i) the corporate and organizational documents of the Company, including the Restated Articles of Incorporation and the Bylaws of the Company and (ii) the resolutions of the Board of Directors of the Company with respect to the issuance and sale of the Shares to the selling stockholders.

         In respect only of the laws of the State of New Mexico and the federal laws of the United States of America, and subject to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that the Shares have been duly authorized, validly issued and are fully paid and nonassessable. We express no opinion on the applicability of New Mexico "blue sky" or securities laws to the issuance and sale of the Shares.

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June 12, 2003
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         We are members of the bar of the State of New Mexico and express no opinion as to matters governed by any laws other than the laws of the State of New Mexico and the federal laws of the United States of America.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Validity" in the prospectus comprising a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

         This opinion is expressed as of the date hereof and we do not assume any obligation to update or supplement it to reflect any change in any fact or circumstance that hereafter comes to our attention, or any change in law that may occur hereafter.


                           Very truly yours,

                           KELEHER & McLEOD, P.A.

                           By    /s/ Charles L. Moore
                             ----------------------------------------
                                 Charles L. Moore